UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 18, 2013

333-172764-01	BWAY Intermediate Company, Inc. (Delaware)	27-2594571

8607 Roberts Drive, Suite 250

Atlanta, Georgia

(Address of principal executive offices)

30350-2237

(Zip Code)

(770) 645-4800

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

Senior Secured Credit Facilities

In connection with the consummation on January 18, 2013 of the acquisition (the “Acquisition”) of certain subsidiaries of LINPAC Finance Limited, a private limited company organized under the laws of England and Wales (“LINPAC”) that comprise its Ropak Packaging division (“Ropak”), BWAY Holding Company (“BWAY Holding”) and certain of its subsidiaries, which previously entered into (i) a senior secured term loan facility in an aggregate principal amount of $470 million (the “Term Loan”), pursuant to a term loan credit agreement, dated as of November 5, 2012, by and among BWAY Holding, as lead borrower, BWAY Intermediate Company, Inc. (“BWAY Intermediate”), BWAY Corporation (the “Company”) and North America Packaging Corporation, as subsidiary borrowers, the lenders party thereto from time to time, Deutsche Bank Trust Company Americas, as administrative agent, Bank of America, N.A., as syndication agent, Goldman Sachs Bank USA, as documentation agent and Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Goldman Sachs Bank USA, as joint lead arrangers and (ii) a $150 million senior secured asset-based revolving credit facility, pursuant to a credit agreement, dated as of November 5, 2012, by and among BWAY Holding, as lead borrower, certain domestic subsidiaries signatories thereto, as subsidiary borrowers, BWAY Intermediate, the lenders party thereto from time to time, Bank of America, N.A., as administrative agent and collateral agent, Deutsche Bank Trust Company Americas, as co-collateral agent, Bank of America, N.A., as syndication agent, Goldman Sachs Bank USA, as documentation agent and Merrill Lynch, Pierce, Fenner & Smith Incorporated and Deutsche Bank Securities Inc., as joint lead arrangers (the “ABL Facility” and together, with the Term Loan, the “Senior Secured Credit Facilities”) entered into an incremental term loan commitment agreement to borrow an additional $261 million of term loans under the Term Loan and amended the ABL Facility to (a) increase the size of the facility to $200 million, (b) specify new advanced rates for Ropak assets until such time as the field work and appraisals for such assets are completed and (iii) revise certain of the eligibility criteria for the borrowing base to provide credit for a limited amount of inventory in the possession of one of our customers, even without an effective collateral access agreement, so long as we are not in a liquidity period. The net proceeds from the upsized portion of the Term Loan and $20 million of the ABL Facility were used to finance in part the consideration paid in connection with the Acquisition and to pay fees and expenses related to the Acquisition and the associated financings. With the exception of the items noted above, the terms of the Senior Secured Credit Facilities are materially the same as those described in our Form 8-K filed with the SEC on November 8, 2012.

A copy of the incremental term loan commitment agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein. A copy of the amendment to the credit agreement governing the ABL Facility is attached as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 2.01	Completion of Acquisition or Disposition of Assets.

On January 18, 2013, the Company consummated the acquisition of Ropak from LINPAC pursuant to a definitive stock purchase agreement dated November 30, 2012. The aggregate consideration paid in connection with the transaction was approximately $265 million in cash (subject to certain customary adjustments after closing). Ropak is a North American producer of rigid, plastic shipping containers serving the consumer goods, food processing, construction, dairy, petroleum and other industries.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 “Entry Into a Material Definitive Agreement” under the heading “Senior Secured Credit Facilities” is incorporated into this Item 2.03 by reference.

Item 8.01	Other Events.

On January 21, 2013, the Company issued a press release announcing the consummation of the Acquisition. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(a) Financial statements of businesses acquired.

We will file the financial statements of Ropak by amendment of this report on Form 8-K not later than 71 calendar days after the required filing date of this initial report on Form 8-K.

(b)	Pro forma financial information.

We will furnish any pro forma financial information related to the Acquisition by amendment of this report on Form 8-K not later than 71 calendar days after the required filing date of this initial report on Form 8-K.

(d) Exhibits.

10.1	Incremental Term Loan Commitment Agreement dated as of January 18, 2013, by and among BWAY Intermediate, BWAY Holding, as lead borrower, the Company and North America Packaging Corporation, as subsidiary borrowers, the lenders party thereto from time to time, Deutsche Bank Trust Company Americas, as administrative agent and Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Goldman Sachs Bank USA, as joint lead arrangers.

10.2	Amendment No. 1 to the Credit Agreement dated as of January 18, 2013, by and among BWAY Holding, as lead borrower, certain domestic subsidiaries signatories thereto, as credit parties, BWAY Intermediate, the lenders party thereto from time to time and Bank of America, N.A., as administrative agent and collateral agent.

99.1	Press release dated January 21, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BWAY Intermediate Company, Inc.
Date: January 25, 2013	By:	/s/ Michael B. Clauer
Michael B. Clauer Executive Vice President and Chief Financial Officer

Exhibit Index

10.1	Incremental Term Loan Commitment Agreement dated as of January 18, 2013, by and among BWAY Intermediate, BWAY Holding, as lead borrower, the Company and North America Packaging Corporation, as subsidiary borrowers, the lenders party thereto from time to time, Deutsche Bank Trust Company Americas, as administrative agent and Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Goldman Sachs Bank USA, as joint lead arrangers.

10.2	Amendment No. 1 to the Credit Agreement dated as of January 18, 2013, by and among BWAY Holding, as lead borrower, certain domestic subsidiaries signatories thereto, as credit parties, BWAY Intermediate, the lenders party thereto from time to time and Bank of America, N.A., as administrative agent and collateral agent.

99.1	Press release dated January 21, 2013.